RJR
                               NABISCO

                          Charles M. Harper
                 Chairman and Chief Executive Officer

                                               June 10, 1994

  Eugene R. Croisant
  Executive Vice President and
   Chief Administrative Officer
  RJR Nabisco, Inc.
  1301 Avenue of the Americas
  New York, NY  10019

  Dear Gene:

       This is to confirm with you certain conditions of your employment with RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. (the "Company").

       Your annual base salary during your employment shall be no less than $475,000, and your annual bonus shall be targeted at the maximum percentage for Grade Level A employees.

       You shall participate in Long Term Incentive Plan grants at the level appropriate for Grade Level A employees while you are actively employed, and in the Executive Equity Program until its final award while you are actively employed, if you are terminated by the Company other than for Cause, or if you leave the Company for other reasons enumerated in the Executive Equity Program documents.

       During you employment you shall receive all employee benefits and perquisites normally accorded to a Grade Level A employee, including, but not limited to, a personal car allowance under the Company Flexible Perquisite Program. You shall also be covered by the same liability and indemnification programs afforded to other officers.

       If you are terminated by the Company at any time without "Cause" (as defined in the Company's 1993 Stock Option Grant documents), the Company shall pay you, in place of any other severance programs of the Company, Compensation Continuance for 36 months. "Compensation Continuance" means monthly payments at a rate equal to your annual base salary plus the annual bonus targeted during the period prior to termination. As provided in the usual Salary and Benefit Continuation Program of the Company, all benefits and perquisites continue during Compensation Continuance. In the event of death or disability during Compensation Continuance, Compensation Continuance shall be treated in the same manner as Salary Continuation under the Company's Salary and Benefit Continuation Program in effect on May 31, 1994.


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       If you are terminated by the Company other than for Cause, or you are otherwise eligible to retire by prior commitments by the Company under the Supplemental Executive Retirement Plan
  (SERP), you shall receive at the conclusion of any Compensation Continuance a maximum unreduced SERP benefit of 50% of Average Final Compensation all as defined in the SERP Plan document. The SERP benefit shall be offset by other plans of the Company and by any prior SERP annuity purchases only as such offsets and plans are described in the SERP Plan document. Retirement under the SERP shall be deemed retirement with the consent of the Company for all plans and programs of the Company. This commitment shall not affect the validity of your SERP Acknowledgement dated February 3, 1994. (Copy attached as Attachment A).

       As long as there is no duplication of benefits, any commitments made by the Company prior to this letter shall continue during and after your employment, including but not limited to, (i) the SERP Participation Agreement, dated March 30, 1993 (copy attached as Attachment B) and the Chairman's confirmation letter of June 20, 1991 appended thereto; (ii) the same eligibility for the maximum unreduced SERP benefit described above that becomes accrued during your employment and (iii) the provision in my memorandum to you of October 5, 1993 (copy attached as Attachment C) that should you die while employed by the Company, your spouse shall receive the same lump sum SERP benefit that you would have received had you retired rather than died on the date of your death.

       If any of the payments or provisions made by this commitment shall be assessed as "excess parachute payments" under the Internal Revenue Code, the Company shall place you in the same after-tax position that you would have been if such payments or provisions had not been determined to be excess parachute payments.

       Gene, I too look forward to your help in continuing to make this Company very successful.

                                     Sincerely,


                                     /s/  Charles M. Harper
                                        -----------------------
                                          Charles M. Harper